Exhibit 99.1

PULMATRIX ANNOUNCES PRICING OF $15.2 MILLION UNDERWRITTEN PUBLIC OFFERING

LEXINGTON, Mass., March 29, 2018 /PRNewswire/ – Pulmatrix, Inc. (“Pulmatrix,” the “Company,” “we,” “our” or “us”) (NASDAQ: PULM) today announced the pricing of an underwritten public offering of an aggregate of 23,500,000 units. Each unit is comprised of one share of common stock (or common stock equivalent), one Series A warrant to purchase one share of common stock and one Series B warrant to purchase one share of common stock. In addition, the Company has granted the underwriters a 30-day option to purchase up to 1,150,000 additional units to cover over-allotments, if any. All of the units to be sold in the offering are being offered by Pulmatrix.

Oppenheimer & Co. Inc. is acting as the sole book-running manager for the offering.

Each Series A warrant has an exercise price of $0.65 per share, is exercisable immediately and will expire six months from the date of issuance. Each Series B warrant has an exercise price of $0.75 per share, is exercisable immediately and will expire five years from the date of issuance. The shares of common stock (or common stock equivalents) and the accompanying Series A warrants and Series B warrants included in the units can only be purchased together in this offering, but will be issued separately and will be immediately separable upon issuance. This offering is expected to close on or about April 3, 2018, subject to customary closing conditions.

The gross proceeds of the offering are expected to be approximately $15.2 million, prior to deducting underwriting discounts and commissions and other estimated offering expenses.

The Company intends to use the net proceeds of this offering for research and development of its therapeutic candidates, particularly the development of Pulmazole, as well as for working capital and general corporate purposes.

A registration statement on Form S-1 relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on March 28, 2018. The offering is being made only by means of a prospectus forming part of the effective registration statement. Copies of the final prospectus relating to the offering, when available, may be obtained for free by visiting the SEC’s website at www.sec.gov or from Oppenheimer & Co. Inc. Attention: Syndicate Prospectus Department, 85 Broad St., 26th Floor, New York, NY 10004, by telephone at (212) 667-8563 or by email at EquityProspectus@opco.com..

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline is focused on advancing treatments for serious lung diseases, including Pulmazole (PUR1900), an inhaled anti-fungal for patients with ABPA, and PUR1800, a narrow spectrum kinase inhibitor for patients with obstructive lung diseases including asthma and COPD. In addition, Pulmatrix has partnered with Vectura Group plc to develop Pulmatrix’s drug candidate, PUR0200, for COPD for the U.S. market. Pulmatrix’s product candidates are based on iSPERSE™, its proprietary engineered dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

Forward-Looking Statements

Certain statements in this press release that are forward-looking and not statements of historical fact, such as statements regarding the anticipated completion, timing, and size of the public offering and the anticipated use of net proceeds therefrom, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “expect,” “anticipate,” “believe,” or similar expressions that are intended to identify such forward-looking statements. The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions relating to the offering, as well as risks and uncertainties detailed in the Company’s filings with the SEC, including the registration statement on Form S-1 relating to this offering. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Robert Clarke, CEO	William Duke, CFO
(781) 357-2333	(781) 357-2333
rclarke@pulmatrix.com	wduke@pulmatrix.com